Trust Fund/SERV Agreement

This Agreement entered into by and between the financial institution executing this Agreement (“Trust Entity”) and JPMorgan Distribution Services, Inc. (“Fund Agent”).

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

Fund Company shall mean the open-end investment companies for which the Fund Agent serves as principal underwriter, distributor and shareholder servicing agent.

Client-shareholders shall mean those clients of the Trust Entity who have entered into agreements with the Trust Entity and who maintain an interest in an account with the Funds (defined below).

Trust Entity shall mean (i) a trust company, (ii) a trust department of a commercial bank, or (iii) an entity performing services for a trust on behalf of the Client-shareholders.

Fund Agent is the principal underwriter, distributor and shareholder servicing agent for each series of Fund Company (individually, a “Fund”; collectively, the “Funds”).

WHEREAS, the Trust Entity, possesses the authority to act on behalf of its Client-shareholders;

WHEREAS, the parties to this Agreement desire to participate in the programs offered by the Depository Trust Clearing Corporation (“DTCC”) which provide (a) an automated process whereby shareholder purchases and redemptions, exchanges and ACAT transactions of mutual funds shares are executed through DTCC’s Mutual Fund Settlement Entry and Registration Verification system or its Defined Contribution Clearing and Settlement service (“Fund/SERV”) and (b) a centralized and standardized communication system for the exchange of customer-level information and account activity through the DTCC Networking and Trust Networking systems (“Networking”);

WHEREAS, the Trust Entity and the Fund Agent are members of the DTCC or otherwise have access to Fund/SERV and Networking;

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Trust Entity hereby agree as follows:

I. OBLIGATIONS OF THE FUND AGENT

1.    Transactions Subject to Fund/SERV. On each “Business Day” (as that term is defined in a Fund’s prospectus) on which the Fund determines its per share net asset values, the Fund Agent or its designee shall accept and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from the Trust Entity electronically through Fund/SERV (“Instructions”) without supporting documentation from the Client-shareholder. On each Business Day, the Fund Agent or its designee shall accept for processing any Instructions from the Trust Entity and shall process such Instructions in a timely manner.

2.    Performance of Duties. The Fund Agent or its designee shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the DTCC. The Fund Agent or its designee shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Fund Agent or its designee shall conduct each of the foregoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including DTCC rules and procedures relating to Fund/SERV (“Applicable Law”); (b) the then current prospectuses (each a “Prospectus”) and statements of additional information (“SAI,” and together with the Prospectus, the “Registration Statement”) of the Funds ; and (c) any provision relating to Fund/SERV in any agreement between the Fund Company and the Fund Agent that would affect the Fund Agent’s duties and obligations pursuant to this Agreement.

3.    Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Confirmed trades and any other information provided by the Fund Agent or its designee to the Trust Entity through Fund/SERV and pursuant to this Agreement shall be accurate, complete and in the format prescribed by the DTCC. The Fund Agent shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Fund Agent.

4.    Notice of Prospectus and Statement of Additional Information Revisions. The Fund Agent shall provide the Trust Entity with reasonable notice of any material revisions to the Funds’ Registration Statement as are necessary to enable the Trust Entity to fulfill its obligations under this Agreement.

II. OBLIGATIONS OF THE TRUST ENTITY

1.    Transactions Subject to Fund/SERV. Trust Entity certifies that all Instructions delivered to the Fund Agent on any Business Day shall have been received by the Trust Entity or its designee from the Client-shareholder by the close of a Fund (generally 4:00 p.m. Eastern Time (“ET”) other than a money market fund, which generally closes multiple times each day. For a Fund that closes multiple times each day, the Trust Entity certifies that all Instructions delivered to the Fund Agent on any Business Day shall have been received by the Trust Entity or its designee from the Client-shareholder by the applicable close of the applicable Fund) (each close of a Fund, a “Market Close” and the final close on a Business Day of a Fund, the “Close of Trading”). Trust Entity further certifies that any Instructions received by it after the Close of

Trading on any given Business Day will be transmitted to Fund Company on the next Business Day. Trust Entity further certifies that all such Instructions received by it or its designee from a Client-shareholder by the Close of Trading on any Business Day will be delivered to Fund Company on such Business Day. Each Instruction shall be deemed to be accompanied by a representation by the Trust Entity that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction. Fund Agent will make available to Trust Entity, via DTCC’s Mutual Fund Service Profile II a list of the states or other jurisdictions in which shares are eligible for sale, which list may be revised from time to time. Trust Entity agrees to offer or make available shares only in the states and other jurisdictions appearing on the most recent list made available by Fund Agent. Trust Entity will not knowingly accept or act upon any instructions to purchase shares from a Client-shareholder located outside the United States of America or for the account of any non-U.S. person.

Fund Agent agrees to provide each Fund, each Fund’s transfer agent and/or other parties designated by them with an automated file in a form mutually agreeable to JPMDS and Fund Agent, on a daily basis, containing information necessary for the Fund to make blue sky and other regulatory filings, including, without limitation: (1) the amount of sales by state or jurisdiction of residence for each Fund shareholder for which Fund Agent provides services under this Agreement; (2) information designating whether each sale is an initial or subsequent purchase; (3) social codes or other account type fields for each sale; and (4) such other information as is necessary to determine the amounts exempt from reporting under state law. For purposes of (1), if requested by JPMDS, the Fund Agent shall, with respect to the sales for such shareholder, provide the amount of sales by state or jurisdiction of residence where the investment decision to invest in the Fund is made rather than where the shareholder is located to the extent Fund Agent has knowledge that the investment decision is made in a state other than the state or jurisdiction of residence of the shareholder.

2.    Compliance with the Investment Company Act of 1940.

(a) Trust Entity confirms that it will be considered the Fund Company’s agent for the sole purpose of receiving purchase and redemption orders from Client-shareholders and transmitting them to the Funds. Trust Entity may authorize such designees as it deems appropriate (“Designees”) to receive orders on the Fund Company’s behalf. Trust Entity shall be liable to the Fund Company for each Designee’s compliance with applicable regulations, requirements and this Section 2 to the same extent as if Trust Entity itself had acted or failed to act instead of the Designee.

(b) Trust Entity certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including, without limitation:

(i)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940 (the “Investment Company Act”), as amended;

(ii)	the provisions of this Agreement; and

(iii)	the Registration Statement;

(c) Trust Entity further certifies that it:

(i)	has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and Registration Statement requirements with respect to, late trading, market timing and abusive trading practices;

(ii)	has determined that each Designee has adopted and implemented and will monitor, on a continuous basis, its compliance with its own internal procedures reasonably designed to prevent violations of relevant law, regulation and Registration Statement requirements with respect to, late trading, market timing and abusive trading practices;

(iii)	upon request, will provide information and further certification to Fund Agent or its designee to verify compliance with this Section 2; and

(iv)	will cooperate in monitoring and enforcing the Fund Company’s market timing, late trading, and any redemption fee policies as set forth in the Registration Statement and such other policies established by the Fund Company from time to time.

(d) Trust Entity agrees to provide the Fund Agent, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Trust Entity Fund Account during the period covered by the request.

(i)	Requests must set forth a specific period, not to exceed one year from the date of the request, for which transaction information is sought. A request may be ongoing and continuous (e.g., for each trading day throughout the year) or for specified periods of time. The Fund Agent may request transaction information older than one year from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Fund Agent for the purpose of eliminating or reducing market timing and abusive trading practices.

(ii)	(a) Trust Entity agrees to provide, promptly upon request of the Fund Agent or its designee, the requested information specified in 2.d. If requested by the Fund Agent or its designee, Trust Entity agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 2.d is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund Agent or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 2.d for those shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund Agent. Trust Entity additionally agrees to inform the Fund Agent whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and to the extent practicable, the format for any transaction information provided to the Fund Agent should be consistent with the DTCC Standardized Data Reporting Format.

(iii)	The Fund Agent agrees not to use the Shareholder information received from Trust Entity pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of Trust Entity.

(e)	Trust Entity agrees to execute written instructions from the Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund Agent as having engaged in transactions in the Fund’s Shares (directly or indirectly through a Trust Entity Fund Account) that violate policies established for the purpose of eliminating or reducing market timing and abusive trading practices.

(i)	Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or the Trust Entity Fund Account (s) or other agreed upon information to which the instruction relates. (ii) Trust Entity agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Trust Entity.

(iii)	Trust Entity must provide written confirmation to the Fund Agent that instructions have been executed. Trust Entity agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(f)	For purposes of this Section 2.d and 2.e of the Agreement:

(i)	The term “Trust Entity Fund Account” means a direct or networked Shareholder account with the Fund Agent maintained by Trust Entity or an omnibus account with the Fund Agent maintained by Trust Entity.

(ii)	“Fund” includes JPMorgan Distribution Services, Inc., which is the Fund’s principal underwriter, the Fund’s transfer agent and the series of the trusts and corporation listed in the Agreement.

(iii)	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act that are held by or through a Trust Entity Fund Account.

(iv)	The term “Shareholder” means (i) the beneficial owner of Shares held by or through a Trust Entity Fund Account; (ii) a participant in an employee benefit plan owning Shares held by or through a Trust Entity Fund Account, notwithstanding that the employee benefit plan may be deemed to be the beneficial owner of Shares; and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by Trust Entity owning Shares held by or through a Trust Entity Fund Account.

(v)	The term “written” and/or “in writing” includes electronic writings and facsimile transmissions.

(vi)	The term “Trust Entity” shall mean a “financial intermediary” as defined in Rule 22c-2 of the Investment Company Act.

(vii)	The term “purchase” does not include the automatic reinvestment of dividends.

(viii)	The term “promptly” as used in d(ii)(a) shall mean as soon as practicable but in no event later than 10 business days from the Trust Entity’s receipt of the request for information form the Fund or its designee.

3.    Performance of Duties. The Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the DTCC. The Trust Entity shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Trust Entity shall conduct each of the forgoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including DTCC rules and procedures relating to Fund/SERV; (b) the Registration Statement; and (c) any provisions relating to Fund/SERV in any agreement between the Trust Entity and Fund Agent that would affect the Trust Entity’s duties and obligations pursuant to this Agreement.

4.    Accuracy of Information, Transmissions Through, and Access to, Fund/SERV. Trade, registration, and if applicable, broker/dealer information provided by the Trust Entity to the Fund Agent through Fund/SERV and pursuant to this Agreement shall be accurate, complete and in the format prescribed by the DTCC. All instructions by the Trust Entity regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the Client-shareholder. The Trust Entity shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Trust Entity.

5.    Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Fund Company, the Trust Entity shall provide the Funds and the Fund Agent with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Trust Entity hereby certifies is and shall remain true and correct. The Trust Entity shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions. Upon Fund Agent’s reasonable request, Trust Entity agrees to promptly provide Fund Agent with information separating customer orders received before and after a designated Market Close in order for Fund Agent to validate the timing of Trust Entity’s receipt of orders.

6.    As-Of Transactions. Processing errors which result from any delay or error caused by the Trust Entity may be adjusted through Fund/SERV by the Trust Entity by the necessary transactions on an as-of basis and the cost to the Fund or Fund Agent of such transactions shall be borne by the Trust Entity; provided however, prior authorization must be obtained from the Fund Company if the transaction is back dated more than five days or to a previous calendar year.

7.    Trade Confirmation. Any information provided by the Fund Company or the Fund Agent to the Trust Entity electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Fund Company has the informed consent of the Trust Entity to suppress the delivery of this information using paper-media. The Trust Entity will promptly verify the accuracy of confirmations of transactions and records received by the Fund Agent through Fund/SERV.

8.    Shareholder Reports and Other Documents; Solicitation of Proxies. The Trust Entity shall timely deliver to each Client-shareholder all reports and other documents provided to it by the Funds or the Fund Agent as is required by applicable securities law and the Trust Entity Agreement with the Client-shareholder, provided that the Trust Entity has timely received copies of such reports and/or documents. The Fund Company or the Fund Agent, and the Trust Entity shall cooperate with each other in the solicitation and voting of proxies on behalf of the Funds.

The Trust Entity will forward or cause to be forwarded to each Client-shareholder the Funds’ current effective statutory prospectus (the “Statutory Prospectus”), currently effective SAI, periodic financial reports, proxy materials and other Fund communications as required to be delivered to, or received by, Client-shareholders under Applicable Law or as reasonably requested by the Fund Agent or a Fund. However, Trust Entity may provide a current effective summary prospectus (the “Summary Prospectus”) in lieu of a Statutory Prospectus as permitted under Applicable Law, unless instructed otherwise by the Fund Agent or a Fund. Trust Entity shall respond to requests for a Summary Prospectus, Statutory Prospectus, SAI, currently effective annual report or currently effective semi-annual report made by a Client-shareholder directly to Trust Entity with the documents that the Fund Agent or a Fund has provided to it hereunder, including any applicable supplements, as required under Applicable Law. Unless instructed by the Fund Agent or a Fund to the contrary, Trust Entity may consolidate or utilize “household” mailing for the delivery of the above-described materials where permissible under, and in accordance with, Applicable Law, and, unless instructed by Fund Agent or a Fund to the contrary, the delivery of the materials may be accomplished via electronic means, so long as the methodologies utilized by Trust Entity comply with Applicable Law relating to the delivery and receipt of such materials, including, but not limited to, that Trust Entity received informed consent from all applicable shareholders permitting the method and manner of such use, and Trust Entity maintains, and agrees to provide to Fund Agent or a Fund upon request, records of each such delivery.

III. INDEMNIFICATION

1.    Fund Agent. The Fund Agent shall indemnify and hold harmless the Trust Entity, and each of the Trust Entity’s divisions, subsidiaries, directors, officers, agents and employees of each of the foregoing (each an, “Indemnified Trust Entity Party”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund Agent) to which any of them may be or become subject to as a result or arising out of: (a) any negligent act or omission by the Fund Agent relating to Fund/SERV, except to the extent caused by the negligence or intentional misconduct of an Indemnified Trust Entity Party; (b) any breach of the Fund Agent’s representations or warranties contained in this Agreement; or (c) the Fund Agent’s failure to comply with any of the terms of this Agreement.

2.    Trust Entity. The Trust Entity shall indemnify and hold harmless the Fund Company, the Funds’ custodian, the Funds’ investment adviser, the Fund Agent, the Funds’ transfer agent, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents and employees of each of the foregoing (each an, “Indemnified Fund Party”), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Entity) to which any of them may be or become subject to as a result or arising out of: (a) any negligent act or omission by the Trust Entity, the Trust Entity’s employees or agents relating to Fund/SERV, except to the extent caused by the negligence or intentional misconduct of an Indemnified Fund Party; (b) any breach of the Trust Entity’s representations or warranties in this Agreement; (c) the failure of the Trust Entity or the Trust Entity’s agents or employees to comply with any of the terms of this Agreement; or (d) the Fund Agent’s acceptance of any transaction or account maintenance information from the Trust Entity through Fund/SERV including any fraudulent or unauthorized transaction by either the Trust Entity or the Client-shareholder.

3.    Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereto with respect to which such party (“Indemnified Party”) may make a claim against any other party hereto (“Indemnifying Party”) pursuant to the terms of this Agreement, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

IV. MISCELLANEOUS

1.    Overpayments to the Trust Entity. In the event any overpayment is made to the Trust Entity by the Fund Agent, the Trust Entity shall promptly repay such overpayment to the Fund Agent after the Trust Entity receives notice of such overpayment.

2.    Overpayments to the Fund Agent or Fund Company. In the event any overpayment is made to the Fund Agent or Fund Company by the Trust Entity, the Fund Agent or Fund Company shall promptly repay such overpayment to the Trust Entity after the Fund Agent or Fund Company receives notice of such overpayment.

3.    Termination. This Agreement shall continue in effect until terminated. The Fund Agent or Trust Entity may terminate this Agreement at any time by 30 days’ advance written notice to the other party, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. Termination also will not affect the indemnities given under this Agreement.

4.     Amendment. This Agreement may be amended by the Fund Agent from time to time by the following procedure. The Fund Agent will mail a copy of the amendment to the Trust Entity’s address, as shown on the signature page hereof. If the Trust Entity does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Trust Entity’s objection must be in writing and be received by the Fund Agent within such thirty days.

5.    Conflicting Agreements. Except with respect to the provisions of this Agreement contained in sub-paragraph 8 of this section, any understanding between the Fund Agent and the Trust Entity relating to Fund/SERV that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either party’s compliance with any law, regulation or order to which the party is subject or to prevent the parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

6.     Anti-Money Laundering Procedures. Trust Entity represents that it has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the (i) verification of the identity of Client-shareholders and the source of Client-shareholders’ funds, and ii) reporting of any suspicious transactions in a Client-shareholder’s account. Trust Entity agrees to cooperate with the Fund Agent and/or Fund Company to satisfy their respective AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Trust Entity will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Fund Company and/or the Fund Agent with any requested information about Client-shareholders and their Fund accounts in the event that the Fund Company and/or the Fund Agent shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

7.    Privacy.

(a)    Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans or product development, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agents or representatives during the term of this Agreement (the “Proprietary Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees that should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (ii) with the written consent of the other party; or (iii) as required by law or judicial process. Proprietary Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference to, or reliance upon, Proprietary Information.

(b) All information, including “nonpublic personal information” as that term in defined in Regulation S-P, relating to Client-shareholders are and shall remain the sole property of the Fund Company and the Trust Entity and shall not be disclosed to or used by the Fund Company, the Trust Entity, Fund Agent, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Fund Company or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section 6 shall not prohibit the Trust Entity, the Fund Company, Fund Agent, or any of their affiliates from utilizing the names of Client-shareholders for any purpose if the names are obtained in any manner other than from Trust Entity pursuant to this Agreement.

(c) If applicable, Fund Agent will deliver the Funds’ privacy policy as required by Regulation S-P.

(d) The provisions of this Section 6 shall survive the termination of this Agreement.

8.      Use of Names. Neither party shall use the name of the other party in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

9.    Assignment. Neither the Fund Agent nor the Trust Entity may assign this Agreement (as that term is defined in the Investment Company Act) without the prior written consent of the other party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either party shall not constitute an assignment of this Agreement.

10.    Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of New York.

11.    Counterparts; Severability. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that one or more provisions of this Agreement shall be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain and continue in full force and effect.

12.    Notice. Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, facsimile or similar electronic means of delivery to the other party at the address set forth below (or such other address as the Fund Agent or the Trust Entity may specify by written notice to the other). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile or similar electronic means of delivery, whichever occurs first.

13.    Waiver. The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

14.    No Agency or Sale of Securities. Except for the limited purpose of receiving orders for Share transactions from its customers as described in Section II of this Agreement, neither party shall be authorized to act for or represent the other or in any way be deemed an agent or partner of the other. The services contemplated by this Agreement do not constitute the sale of securities between the parties.

15.    Insurance. At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of each party’s employees and agents.

16.    Incorporation of Schedule A. Financial Intermediary and JPMDS agree that the attached Schedule A is incorporated into and made a part of this Agreement and all references herein to the Agreement shall include Schedule A. To the extent there is any conflict between this Agreement and Schedule A, Schedule A will control.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date set forth below executed by JPMorgan Distribution Services, Inc. or as of the first date thereafter upon which Trust Entity executes any transaction, performs any service, or receives any payment pursuant hereto.

DTCC Number: 5599 JPMORGAN DISTRIBUTION SERVICES, INC.

Address:	By:
1111 Polaris Parkway	Name:
Floor 1F, OH1-1019	Title:
Columbus, OH 43240	Date:

[TRUST ENTITY]

DTCC Number:
(Name of Entity)

Address:

By:
Name
Attn:	Title:
Date:

SCHEDULE A

SHAREHOLDER ELIGIBILITY, LIQUIDTY FEE AND REDEMPTION GATE PROVISIONS

The following Schedule A applies to MMFs, which are also subject to the Agreement. To the extent there is any conflict between this Schedule A and the Agreement, Schedule A will control. The MMFs advised by J.P. Morgan Investment Management Inc. or its affiliates disclose in their Registration Statement that the MMF is subject to certain limitations and restrictions pursuant to amendments to Rule 2a-7 under the Investment Company Act, as adopted by the Securities and Exchange Commission (“SEC”) (as may be amended from time-to-time, “Rule 2a-7”), including provisions relating to the calculation of net asset values (“NAVs”), imposition of liquidity fees on redemptions or the temporary suspension of redemptions (a “redemption gate”), and shareholder eligibility requirements. This Schedule A sets forth the obligations of the parties with respect to, among other items, shareholder eligibility, liquidity fees and redemption gates of MMFs, including provisions specific to retail money market funds (as defined under Rule 2a-7, “Retail MMFs”) or to those MMFs that do not qualify as government money market funds (as defined under Rule 2a-7) or Retail MMFs, or that cease to qualify as such (each, an “Institutional Non-Government MMF”). Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement.

1.	General

(i)	Financial Intermediary covenants and agrees to comply with all applicable terms and conditions of the Registration Statement, including but not limited to (1) the placing or processing of purchase, redemption and exchange orders and the timing thereof, (2) the implementation of liquidity fees and/or redemption gates, and (3) with respect to Retail MMFs, compliance with shareholder eligibility requirements as disclosed in the Registration Statement or as otherwise required by Rule 2a-7 or as interpreted by the SEC or its staff.

(ii)	Upon a MMF’s reasonable request, Financial Intermediary agrees to promptly provide the MMF or its designee with information separating customer orders received before and after each calculation of NAV (which may occur multiple times each day) or a time after which a MMF imposed, lifted or modified a liquidity fee or redemption gate for the MMF or its designee to validate the timing of Financial Intermediary’s receipt of orders to purchase, redeem or exchange the MMF’s shares (“Orders”) in good form.

2.	Liquidity Fees and Gates

(i)	Financial Intermediary agrees to promptly take such actions reasonably requested by a MMF or JPMDS, to impose, lift, or modify a liquidity fee or redemption gate, or assist the MMF or JPMDS in imposing, lifting or modifying a liquidity fee or redemption gate.

(ii)	If a MMF implements a liquidity fee, unless the Financial Intermediary undertakes to calculate and remit liquidity fees in accordance with the MMFs’ reasonable directions, the Financial Intermediary authorizes the MMF or JPMDS to calculate the liquidity fees owed to the MMF as a result of redemptions submitted through the Financial Intermediary (the “Fee Amount”) following the imposition of the liquidity fee and to withhold an amount equal to the Fee Amount from any redemption proceeds or other payments that the MMF owes to the Financial Intermediary in its sole discretion.

(iii)	Financial Intermediary may be notified by a MMF that a liquidity fee or redemption gate has been implemented via email, phone call, website disclosure or the filing of a supplement to the Registration Statement. To facilitate a MMF’s or JPMDS’s ability to calculate the Fee Amount, following such notification, the Financial Intermediary agrees to provide the MMF or JPMDS, before each NAV Calculation Time (as defined below), with the gross dollar amount and number of MMF shares that the Financial Intermediary’s customers tendered for redemption before the NAV Calculation Time and, if requested by the MMF, after the time at which the liquidity fee was imposed or before the time at which the liquidity fee was terminated or modified, as applicable.

(iv)	If a redemption gate is implemented by a MMF, the Financial Intermediary agrees to reject any redemption and exchange Orders in the MMF that it receives in good form while the redemption gate is in effect. To the extent required under applicable law or the terms of a MMF’s Registration Statement, Financial Intermediary further agrees to promptly re-confirm with its customers their intent to execute trades submitted during the implementation of a liquidity fee or redemption gate.

(v)	Financial Intermediary acknowledges that a MMF may pay a redemption request that the MMF determines in its sole discretion has been received in good order by the MMF or its agent before the imposition of a liquidity fee or redemption gate, provided, however, that the MMF or JPMDS may require the Financial Intermediary to provide evidence of receipt of the redemption request in good order prior to the applicable implementation time in its sole discretion.

3.	Retail MMFs

(i)	To the extent a MMF operates as a Retail MMF, Financial Intermediary agrees that, with respect to any shares of the Retail Fund purchased or held by or on behalf of its customers,: (1) it has adopted and implemented policies, procedures and internal controls reasonably designed to limit all beneficial owners of such Retail MMF shares to natural persons (as such term is used or interpreted by the SEC or its staff), (2) it has taken commercially reasonable efforts to ensure that all current and future beneficial owners of such Retail MMF shares are natural persons, and (3) it will promptly redeem any such Retail MMF shares of customers who do not qualify as natural persons.

(ii)	Upon the reasonable request of JPMDS, a Retail MMF or its authorized agent, Financial Intermediary will provide (1) copies (or a summary) of the policies, procedures and internal controls required under Section 3.(i) above, and (2) information or certification as to the adequacy of such procedures and the effectiveness of their implementation, in such form as may be reasonably satisfactory to the Retail MMF or JPMDS.

(iii)	In the event the Financial Intermediary cannot redeem shares as provided in Section (i) of this Schedule A, the Financial Intermediary will promptly notify the Retail MMF and will comply with any requests from the Retail MMF or JPMDS relating to the involuntary redemption of such shares (including shares held in an omnibus account).

4.	Intraday NAV MMFs (No Agency)

With respect to a MMF that discloses in its Registration Statement that it calculates its NAV multiple times during each day the MMF is open for business (each such time, an “NAV Calculation Time”)(an “Intraday NAV MMF”), the parties agree as follows:

(i)	With respect to an Intraday NAV MMF that is (1) an Institutional Non-Government MMF or (2) any other Intraday NAV MMF that begins to transact at a floating NAV reflecting current market-based values of their portfolio securities, notwithstanding anything herein or in the Agreement to the contrary, the Financial Intermediary shall not serve as the MMF’s dealer, agent or designee for purposes of Rule 22c-1 under the Investment Company Act in connection with the receipt of Orders. For the avoidance of doubt, Financial Intermediary remains an agent of the MMF for any other purposes provided in the Agreement other than the receipt of Orders.

(ii)	Orders submitted in accordance with the Registration Statement will be effected at the NAV calculated at the next NAV Calculation Time following acceptance of the Order in good form by the Intraday MMF, JPMDS, transfer agent or other agent authorized by the Intraday MMF to accept Orders.

(iii)	The Financial Intermediary understands and agrees that it is solely responsible for: (1) transmitting Orders to an Intraday NAV MMF on a timely basis and (2) any losses to its customers for Orders accepted by the Financial Intermediary before, but received and accepted by the Intraday NAV MMF after, a NAV Calculation Time.

5.	Intraday NAV MMFs (Agency)

(i)	With respect to an Intraday NAV Fund not covered in Section 4 of this Schedule A for which the Financial Intermediary is permitted under the Agreement to serve as the MMF’s agent for the purpose of receiving Orders, all Orders will be transmitted electronically or by facsimile to JPMDS or the Funds by the time that is listed in the Registration Statement or otherwise agreed to by the parties.

(ii)	Orders submitted in accordance with Section 5.(i) of this Schedule A will be effected at the NAV calculated at the next NAV Calculation Time following acceptance of the Order in good form by the Financial Intermediary.